                                                 OMB APPROVAL


                                                 OMB Number:     3235-0145
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 10)*

                             STEINER LEISURE LIMITED
                                (Name of Issuer)

                 COMMON SHARES, PAR VALUE (U.S.) $0.01 PER SHARE
                         (Title of Class of Securities)

                                   P8744Y 10 2
                                 (CUSIP Number)

                                CLIVE E. WARSHAW
                                   SUITE 104A
                                 SAFFREY SQUARE
                               NASSAU, THE BAHAMAS

                                 with a copy to:

                                 ROBERT C. BOEHM
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                         STEINER MANAGEMENT SERVICES LLC
                       770 SOUTH DIXIE HIGHWAY - SUITE 200
                           CORAL GABLES, FLORIDA 33146
                                 (305) 358-9002
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 MARCH 15, 2005
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess.240.13d-7 for other parties to whom copies are to be sent.


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL
                                    NUMBER.

CUSIP No. P8744Y 10 2

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON
          Clive E. Warshaw
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS (SEE INSTRUCTIONS)
          Not applicable.
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [ ]
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION
          United Kingdom
--------------------------------------------------------------------------------
7
Number of
Shares Beneficially
Owned by Each
Reporting Person
With
      SOLE VOTING POWER
      1,527,612*
--------------------------------------------------------------------------------
8     SHARED VOTING POWER
      0
--------------------------------------------------------------------------------
9     SOLE DISPOSITIVE POWER
       1,527,612*
--------------------------------------------------------------------------------
10    SHARED DISPOSITIVE POWER
      0

--------------------------------------------------------------------------------

(*) The beneficial ownership reported herein for the Reporting Person includes 167,366 shares issuable upon exercise of currently exercisable options granted under the issuer's Amended and Restated 1996 Share Option and Incentive Plan (the "Option Plan")

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,527,612*
--------------------------------------------------------------------------------
(*) The beneficial ownership reported herein for the Reporting Person includes 167,366 shares issuable upon exercise of currently exercisable options granted under the Option Plan.
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(11) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS) [x]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          8.23%.
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                INTRODUCTORY NOTE

This Amendment No. 10 to Schedule 13D amends the Initial Statement on Schedule 13D of Clive E. Warshaw (the "Reporting Person"), dated September 22, 1997, as amended by Amendment No. 1, dated May 31, 1998, Amendment No. 2, dated September 15, 1998, Amendment No. 3, dated November 4, 1998, Amendment No. 4 dated March 1, 1999, Amendment No. 5 dated March 30, 1999, Amendment No. 6 dated January 21, 2004, Amendment No. 7 dated May 11, 2004, Amendment No. 8 dated August 18, 2004 and Amendment No. 9 dated November 26, 2004 (as so amended, the "Amended 13D"), to reflect sales by the Reporting Person of common shares, $0.01 par value per share (the "Common Shares"), of Steiner Leisure Limited (the "Company") pursuant to a sales plan dated March 15, 2004 (the "2004 Sales Plan") established by the Reporting Person under Rule 10b5-1(c) under the Act, a sale of 420,000 Common Shares by the Reporting Person to the Company and certain other information. Except as set forth below, no amendment is being made hereby to the Amended 13D.

ITEM 4. PURPOSE OF TRANSACTION.


The Reporting Person made the sales of Common Shares disclosed in Item 5(c) for estate planning purposes and to provide for personal asset liquidity. The 2004 Sales Plan commenced on May 4, 2004 and was discontinued as of March 15, 2005. The Reporting Person currently intends to not effectuate any additional sales of Common Shares (including through the exercise of options and subsequent sale of Common Shares) through December 31, 2005. The Reporting Person currently intends not to sell any of the Common Shares he owns for the foreseeable future after that date, although the Reporting Person will consider exercising some of the Common Share options he owns and selling the underlying Common Shares beginning in 2006.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

Items 5(a) and 5(b). As of March 15, 2005, the Reporting Person, the Chairman of the Board of the Company, beneficially owned and had sole voting and dispositive power with respect to 1,527,612 Common Shares, representing 8.23% of the outstanding Common Shares. That amount includes 167,366 Common Shares issuable upon exercise of options owned by the Reporting Person, which options are currently exercisable. That amount excludes 64,745 Common Shares issuable upon exercise of options owned by Michele Steiner Warshaw, a director of the Company, an officer of a subsidiary of the Company and the wife of the Reporting Person, which options are currently exercisable, and as to which the Reporting Person disclaims beneficial ownership.

Item 5(c). During the 60 day period prior to the date of this Schedule 13D, the Reporting Person, under the 2004 Sales Plan, (i) purchased 40,000 shares pursuant to the exercise of Common Share options, using proceeds from the subsequent sale of the underlying shares to pay the option exercise price, (ii) sold 40,000 shares issued upon exercise of the foregoing options and (iii) sold an additional 40,000 Common Shares in open market transactions, as set forth below. In addition, during that 60 day period, the Reporting Person sold 420,000 Common Shares to the Company (the "Company Sale") as set forth below. The 2004 Sales Plan and the Company Sale are further described under Item 6.

TRANSACTION                     TRANSACTION
  TYPE                             DATE                 QUANTITY                PRICE ($)
Purchase                        01/18/2005                5000                    10.55*
Sale                            01/18/2005                 64                    $31.32
Sale                            01/18/2005                356                    $31.39
Sale                            01/18/2005                400                    $31.43
Sale                            01/18/2005                200                    $31.38
Sale                            01/18/2005                100                     $31.5
Sale                            01/18/2005                100                     $31.3
Sale                            01/18/2005                300                    $31.26
Sale                            01/18/2005                200                    $31.48
Sale                            01/18/2005                200                    $31.44
Sale                            01/18/2005                600                    $31.42
Sale                            01/18/2005                200                    $31.51
Sale                            01/18/2005                100                    $31.45
Sale                            01/18/2005                100                     $31.4
Sale                            01/18/2005                100                    $31.54
Sale                            01/18/2005                100                    $31.22
Sale                            01/18/2005                100                    $31.17
Sale                            01/18/2005                100                    $31.08
Sale                            01/18/2005                 80                    $31.58
Sale                            01/18/2005                 68                    $31.83
Sale                            01/18/2005                 32                    $31.85
Sale                            01/18/2005                200                    $31.37
Sale                            01/18/2005                200                    $31.42
Sale                            01/18/2005                200                    $31.36
Sale                            01/18/2005                200                    $30.89
Sale                            01/18/2005                200                     $31.2
Sale                            01/18/2005                400                    $31.46

* This is an option exercisable.

TRANSACTION                     TRANSACTION
  TYPE                             DATE                 QUANTITY                PRICE ($)
Sale                            01/18/2005                100                    $31.19
Purchase                        01/19/2005               5000                    $10.55*
Sale                            01/19/2005                300                    $32.68
Sale                            01/19/2005                 63                    $31.31
Sale                            01/19/2005                200                    $31.61
Sale                            01/19/2005                100                    $31.32
Sale                            01/19/2005                100                    $31.58
Sale                            01/19/2005                100                     $31.6
Sale                            01/19/2005                300                    $31.63
Sale                            01/19/2005                  2                    $31.66
Sale                            01/19/2005                200                    $31.82
Sale                            01/19/2005                 35                    $31.85
Sale                            01/19/2005                100                    $31.98
Sale                            01/19/2005                300                    $32.26
Sale                            01/19/2005                100                    $32.39
Sale                            01/19/2005                200                    $32.75
Sale                            01/19/2005                100                    $32.23
Sale                            01/19/2005                100                    $32.38
Sale                            01/19/2005                100                    $32.87
Sale                            01/19/2005                100                     $32.9
Sale                            01/19/2005                100                    $33.09
Sale                            01/19/2005                100                    $32.93
Sale                            01/19/2005                100                    $32.91
Sale                            01/19/2005                100                     $32.8
Sale                            01/19/2005                100                    $32.22
Sale                            01/19/2005                200                    $32.02
Sale                            01/19/2005                100                       $32
Sale                            01/19/2005                100                    $31.75
Sale                            01/19/2005                100                    $31.51

* This is an option exercisable.

TRANSACTION                     TRANSACTION
  TYPE                             DATE                 QUANTITY                PRICE ($)
Sale                            01/19/2005                100                    $31.48
Sale                            01/19/2005                100                    $31.35
Sale                            01/19/2005                100                    $31.34
Sale                            01/19/2005                200                    $31.77
Sale                            01/19/2005                200                    $31.85
Sale                            01/19/2005                200                    $32.19
Sale                            01/19/2005                200                    $31.23
Sale                            01/19/2005                100                    $32.81
Sale                            01/19/2005                100                    $32.96
Sale                            01/19/2005                200                    $31.54
Purchase                        01/25/2005               5000                    $10.55*
Sale                            01/25/2005                100                    $29.58
Sale                            01/25/2005                100                    $29.52
Sale                            01/25/2005                 36                    $29.51
Sale                            01/25/2005                200                    $29.54
Sale                            01/25/2005                100                    $29.57
Sale                            01/25/2005                100                    $29.61
Sale                            01/25/2005                100                    $29.48
Sale                            01/25/2005                100                    $29.46
Sale                            01/25/2005                100                    $29.46
Sale                            01/25/2005                100                    $29.39
Sale                            01/25/2005                200                    $29.37
Sale                            01/25/2005                100                     $29.4
Sale                            01/25/2005                100                    $29.32
Sale                            01/25/2005                100                    $29.29
Sale                            01/25/2005                100                    $29.65
Sale                            01/25/2005                 41                    $29.66
Sale                            01/25/2005                100                    $29.68
Sale                            01/25/2005                100                    $29.88

* This is an option exercisable.

TRANSACTION                     TRANSACTION
  TYPE                             DATE                 QUANTITY                PRICE ($)
Sale                            01/25/2005                200                    $29.79
Sale                            01/25/2005                100                    $29.74
Sale                            01/25/2005                100                    $29.77
Sale                            01/25/2005                 23                    $29.73
Sale                            01/25/2005                100                    $29.72
Sale                            01/25/2005                100                    $29.75
Sale                            01/25/2005                100                    $29.78
Sale                            01/25/2005                194                    $30.02
Sale                            01/25/2005                100                       $30
Sale                            01/25/2005                100                    $29.86
Sale                            01/25/2005                200                    $29.85
Sale                            01/25/2005                100                    $29.91
Sale                            01/25/2005                100                    $29.89
Sale                            01/25/2005                200                    $29.56
Sale                            01/25/2005                200                    $29.47
Sale                            01/25/2005                  6                    $29.95
Sale                            01/25/2005                400                    $29.74
Sale                            01/25/2005                200                     $29.8
Sale                            01/25/2005                200                    $29.86
Sale                            01/25/2005                100                     $29.5
Sale                            01/25/2005                100                    $29.25
Sale                            01/25/2005                100                    $29.81
Sale                            01/25/2005                100                    $29.82
Purchase                        01/26/2005               5000                    $10.55*
Sale                            01/26/2005                300                    $29.92
Sale                            01/26/2005                105                    $30.06
Sale                            01/26/2005                300                    $30.07
Sale                            01/26/2005                100                     $30.1
Sale                            01/26/2005                100                    $30.14

* This is an option exercisable.

TRANSACTION                     TRANSACTION
  TYPE                             DATE                 QUANTITY                PRICE ($)
Sale                            01/26/2005                300                    $30.02
Sale                            01/26/2005                100                    $29.98
Sale                            01/26/2005                100                    $29.93
Sale                            01/26/2005                100                    $29.91
Sale                            01/26/2005                100                    $30.01
Sale                            01/26/2005                400                       $30
Sale                            01/26/2005                300                     $29.9
Sale                            01/26/2005                100                    $30.03
Sale                            01/26/2005                600                    $30.15
Sale                            01/26/2005                400                    $30.13
Sale                            01/26/2005                100                    $30.19
Sale                            01/26/2005                100                    $30.11
Sale                            01/26/2005                100                    $30.08
Sale                            01/26/2005                 95                    $30.05
Sale                            01/26/2005                126                    $29.81
Sale                            01/26/2005                 74                    $30.09
Sale                            01/26/2005                400                    $29.98
Sale                            01/26/2005                200                    $29.63
Sale                            01/26/2005                200                    $29.96
Sale                            01/26/2005                100                     $30.2
Sale                            01/26/2005                100                    $30.12
Purchase                        02/01/2005               5000                    $10.55*
Sale                            02/01/2005                200                    $30.14
Sale                            02/01/2005                126                     $30.1
Sale                            02/01/2005                100                    $30.19
Sale                            02/01/2005                100                     $30.3
Sale                            02/01/2005                100                    $30.32
Sale                            02/01/2005                100                    $30.45
Sale                            02/01/2005                400                    $30.43

* This is an option exercisable.

TRANSACTION                     TRANSACTION
  TYPE                             DATE                 QUANTITY                PRICE ($)
Sale                            02/01/2005                100                    $30.13
Sale                            02/01/2005                300                    $30.34
Sale                            02/01/2005                200                    $30.51
Sale                            02/01/2005                200                    $31.19
Sale                            02/01/2005                100                    $31.18
Sale                            02/01/2005                100                     $31.3
Sale                            02/01/2005                100                    $31.09
Sale                            02/01/2005                100                    $30.88
Sale                            02/01/2005                200                    $30.92
Sale                            02/01/2005                100                    $30.76
Sale                            02/01/2005                100                    $30.63
Sale                            02/01/2005                200                    $30.95
Sale                            02/01/2005                100                     $30.8
Sale                            02/01/2005                100                    $30.96
Sale                            02/01/2005                200                    $30.79
Sale                            02/01/2005                100                    $30.54
Sale                            02/01/2005                100                    $30.42
Sale                            02/01/2005                100                    $30.75
Sale                            02/01/2005                100                    $30.71
Sale                            02/01/2005                100                    $30.68
Sale                            02/01/2005                100                    $30.67
Sale                            02/01/2005                100                       $31
Sale                            02/01/2005                100                    $30.97
Sale                            02/01/2005                300                    $30.98
Sale                            02/01/2005                200                    $30.42
Sale                            02/01/2005                 60                    $30.31
Sale                            02/01/2005                100                    $30.89
Sale                            02/01/2005                100                     $30.7
Sale                            02/01/2005                114                     $30.9

TRANSACTION                     TRANSACTION
  TYPE                             DATE                 QUANTITY                PRICE ($)
Purchase                        02/02/2005                5000                   $10.55*
Sale                            02/02/2005                 99                    $30.82
Sale                            02/02/2005                200                    $30.76
Sale                            02/02/2005                100                    $30.95
Sale                            02/02/2005                200                     $30.8
Sale                            02/02/2005                300                     $30.7
Sale                            02/02/2005                100                    $30.69
Sale                            02/02/2005                100                    $30.78
Sale                            02/02/2005                100                    $30.81
Sale                            02/02/2005                300                    $30.87
Sale                            02/02/2005                100                    $30.89
Sale                            02/02/2005                100                    $30.73
Sale                            02/02/2005                200                    $30.65
Sale                            02/02/2005                100                    $30.75
Sale                            02/02/2005                200                    $30.62
Sale                            02/02/2005                100                    $30.59
Sale                            02/02/2005                100                    $30.49
Sale                            02/02/2005                100                    $30.48
Sale                            02/02/2005                101                    $30.44
Sale                            02/02/2005                100                    $30.38
Sale                            02/02/2005                200                    $30.34
Sale                            02/02/2005                 92                    $30.26
Sale                            02/02/2005                  8                    $30.29
Sale                            02/02/2005                300                    $30.47
Sale                            02/02/2005                200                    $30.76
Sale                            02/02/2005                200                    $30.59
Sale                            02/02/2005                200                    $30.54
Sale                            02/02/2005                200                    $30.57
Sale                            02/02/2005                200                    $30.51

* This is an option exercisable.

TRANSACTION                     TRANSACTION
  TYPE                             DATE                 QUANTITY                PRICE ($)
Sale                            02/02/2005                200                    $30.56
Sale                            02/02/2005                200                    $30.71
Sale                            02/02/2005                100                    $30.66
Sale                            02/02/2005                200                    $30.47
Purchase                        02/08/2005               5000                    $10.55*
Sale                            02/08/2005                300                    $31.85
Sale                            02/08/2005                226                     $31.8
Sale                            02/08/2005                100                    $31.66
Sale                            02/08/2005                 69                     $31.7
Sale                            02/08/2005                100                    $31.67
Sale                            02/08/2005                300                    $31.85
Sale                            02/08/2005                100                    $31.91
Sale                            02/08/2005                100                    $31.89
Sale                            02/08/2005                150                    $31.94
Sale                            02/08/2005                100                    $31.97
Sale                            02/08/2005                100                    $31.86
Sale                            02/08/2005                100                    $31.92
Sale                            02/08/2005                100                    $31.93
Sale                            02/08/2005                100                    $31.87
Sale                            02/08/2005                100                    $31.72
Sale                            02/08/2005                100                    $31.61
Sale                            02/08/2005                100                    $31.64
Sale                            02/08/2005                200                    $31.51
Sale                            02/08/2005                300                    $31.44
Sale                            02/08/2005                200                    $31.42
Sale                            02/08/2005                100                    $31.62
Sale                            02/08/2005                100                    $31.24
Sale                            02/08/2005                200                    $31.59
Sale                            02/08/2005                100                    $31.55

* This is an option exercisable.

TRANSACTION                     TRANSACTION
  TYPE                             DATE                 QUANTITY                PRICE ($)
Sale                            02/08/2005                200                    $31.04
Sale                            02/08/2005                 70                    $31.34
Sale                            02/08/2005                100                    $31.02
Sale                            02/08/2005                100                    $31.99
Sale                            02/08/2005                100                    $31.09
Sale                            02/08/2005                300                    $31.51
Sale                            02/08/2005                200                    $31.69
Sale                            02/08/2005                285                    $31.88
Sale                            02/08/2005                100                    $31.52
Sale                            02/08/2005                100                     $31.6
Purchase                        02/09/2005               5000                    $10.55*
Sale                            02/09/2005                100                     $33.3
Sale                            02/09/2005                100                    $33.28
Sale                            02/09/2005                100                    $33.19
Sale                            02/09/2005                200                    $33.07
Sale                            02/09/2005                200                    $32.99
Sale                            02/09/2005                200                    $32.97
Sale                            02/09/2005                100                    $32.81
Sale                            02/09/2005                300                    $33.08
Sale                            02/09/2005                100                    $33.13
Sale                            02/09/2005                100                    $33.11
Sale                            02/09/2005                100                    $33.09
Sale                            02/09/2005                300                     $33.1
Sale                            02/09/2005                100                    $33.04
Sale                            02/09/2005                100                    $32.98
Sale                            02/09/2005                200                    $32.89
Sale                            02/09/2005                100                     $32.7
Sale                            02/09/2005                100                    $32.43
Sale                            02/09/2005                100                    $32.35

* This is an option exercisable.

TRANSACTION                     TRANSACTION
  TYPE                             DATE                 QUANTITY                PRICE ($)
Sale                            02/09/2005                100                    $32.28
Sale                            02/09/2005                100                    $32.23
Sale                            02/09/2005                100                    $32.25
Sale                            02/09/2005                100                    $32.12
Sale                            02/09/2005                100                    $32.06
Sale                            02/09/2005                100                     $31.8
Sale                            02/09/2005                290                    $33.29
Sale                            02/09/2005                200                    $32.91
Sale                            02/09/2005                200                    $32.87
Sale                            02/09/2005                200                     $32.3
Sale                            02/09/2005                200                    $31.88
Sale                            02/09/2005                310                       $33
Sale                            02/09/2005                100                    $33.01
Sale                            02/09/2005                100                     $32.3
Sale                            02/09/2005                100                    $33.25
Sale                            02/09/2005                100                    $32.39
Sale                            02/15/2005                100                    $33.71
Sale                            02/15/2005                 15                     $33.7
Sale                            02/15/2005                100                    $33.69
Sale                            02/15/2005                200                    $33.82
Sale                            02/15/2005                400                    $33.85
Sale                            02/15/2005                200                    $33.88
Sale                            02/15/2005                100                    $33.91
Sale                            02/15/2005                200                    $33.92
Sale                            02/15/2005                100                    $33.96
Sale                            02/15/2005                345                    $33.99
Sale                            02/15/2005                100                    $34.04
Sale                            02/15/2005                500                    $34.06
Sale                            02/15/2005                200                    $34.07
Sale                            02/15/2005                440                    $34.08

TRANSACTION                     TRANSACTION
  TYPE                             DATE                 QUANTITY                PRICE ($)
Sale                            02/15/2005                200                    $34.09
Sale                            02/15/2005                100                    $34.03
Sale                            02/15/2005                100                     $34.1
Sale                            02/15/2005                100                    $33.97
Sale                            02/15/2005                200                    $33.98
Sale                            02/15/2005                200                    $33.78
Sale                            02/15/2005                200                    $33.84
Sale                            02/15/2005                200                     $33.8
Sale                            02/15/2005                200                    $33.93
Sale                            02/15/2005                100                     $33.8
Sale                            02/15/2005                400                    $34.05
Sale                            02/16/2005                400                     $33.8
Sale                            02/16/2005                384                     $33.8
Sale                            02/16/2005                100                    $33.81
Sale                            02/16/2005                200                    $33.82
Sale                            02/16/2005                400                    $33.88
Sale                            02/16/2005                400                    $33.87
Sale                            02/16/2005                300                    $33.85
Sale                            02/16/2005                200                    $33.86
Sale                            02/16/2005                 71                    $33.99
Sale                            02/16/2005                300                    $33.98
Sale                            02/16/2005                100                    $33.94
Sale                            02/16/2005                100                    $33.91
Sale                            02/16/2005                100                    $33.84
Sale                            02/16/2005                100                    $34.02
Sale                            02/16/2005                100                    $33.79
Sale                            02/16/2005                 45                     $33.6
Sale                            02/16/2005                100                    $33.67
Sale                            02/16/2005                100                    $33.66
Sale                            02/16/2005                300                    $33.59

TRANSACTION                     TRANSACTION
  TYPE                             DATE                 QUANTITY                PRICE ($)
Sale                            02/16/2005                200                    $33.85
Sale                            02/16/2005                200                    $33.81
Sale                            02/16/2005                200                    $33.99
Sale                            02/16/2005                200                    $33.94
Sale                            02/16/2005                200                    $33.67
Sale                            02/16/2005                100                    $33.93
Sale                            02/16/2005                100                    $33.71
Sale                            02/22/2005                148                    $33.93
Sale                            02/22/2005                200                    $33.79
Sale                            02/22/2005                100                    $33.99
Sale                            02/22/2005                100                    $33.94
Sale                            02/22/2005                 65                    $33.95
Sale                            02/22/2005                100                    $34.12
Sale                            02/22/2005                100                     $34.3
Sale                            02/22/2005                300                    $34.37
Sale                            02/22/2005                400                    $34.39
Sale                            02/22/2005                400                    $34.41
Sale                            02/22/2005                400                     $34.4
Sale                            02/22/2005                100                    $34.46
Sale                            02/22/2005                 87                    $34.38
Sale                            02/22/2005                100                    $34.34
Sale                            02/22/2005                100                    $34.25
Sale                            02/22/2005                100                    $34.35
Sale                            02/22/2005                100                    $34.48
Sale                            02/22/2005                100                    $34.16
Sale                            02/22/2005                100                    $34.17
Sale                            02/22/2005                100                    $34.07
Sale                            02/22/2005                100                    $34.27
Sale                            02/22/2005                300                    $34.26
Sale                            02/22/2005                200                    $34.25

TRANSACTION                     TRANSACTION
  TYPE                             DATE                 QUANTITY                PRICE ($)
Sale                            02/22/2005                200                    $34.42
Sale                            02/22/2005                200                    $34.36
Sale                            02/22/2005                200                    $34.35
Sale                            02/22/2005                400                    $34.28
Sale                            02/22/2005                200                    $34.32
Sale                            02/23/2005                240                    $34.04
Sale                            02/23/2005                300                    $33.95
Sale                            02/23/2005                100                    $33.96
Sale                            02/23/2005                400                    $33.93
Sale                            02/23/2005                100                    $34.01
Sale                            02/23/2005                300                    $33.89
Sale                            02/23/2005                400                     $33.9
Sale                            02/23/2005                500                    $33.88
Sale                            02/23/2005                200                    $33.83
Sale                            02/23/2005                300                    $33.86
Sale                            02/23/2005                160                    $33.87
Sale                            02/23/2005                200                    $33.84
Sale                            02/23/2005                300                    $33.85
Sale                            02/23/2005                100                    $33.94
Sale                            02/23/2005                100                    $33.92
Sale                            02/23/2005                100                    $34.25
Sale                            02/23/2005                200                    $33.94
Sale                            02/23/2005                200                    $33.87
Sale                            02/23/2005                500                    $33.81
Sale                            02/23/2005                200                    $33.88
Sale                            02/23/2005                100                    $33.91
Sale                            03/01/2005                300                    $32.92
Sale                            03/01/2005                200                    $32.96
Sale                            03/01/2005                200                    $32.88
Sale                            03/01/2005                100                    $32.81

TRANSACTION                     TRANSACTION
  TYPE                             DATE                 QUANTITY                PRICE ($)
Sale                            03/01/2005                300                    $32.85
Sale                            03/01/2005                300                    $32.69
Sale                            03/01/2005                146                    $33.04
Sale                            03/01/2005                100                    $33.07
Sale                            03/01/2005                100                    $33.16
Sale                            03/01/2005                200                    $32.93
Sale                            03/01/2005                300                    $32.89
Sale                            03/01/2005                100                    $32.78
Sale                            03/01/2005                200                    $32.87
Sale                            03/01/2005                100                    $32.75
Sale                            03/01/2005                100                    $32.88
Sale                            03/01/2005                200                    $32.95
Sale                            03/01/2005                100                    $32.77
Sale                            03/01/2005                154                    $32.91
Sale                            03/01/2005                100                     $32.9
Sale                            03/01/2005                100                    $32.69
Sale                            03/01/2005                600                    $32.94
Sale                            03/01/2005                200                     $32.7
Sale                            03/01/2005                200                    $32.95
Sale                            03/01/2005                100                     $33.1
Sale                            03/01/2005                100                    $32.99
Sale                            03/01/2005                200                    $32.94
Sale                            03/01/2005                200                    $32.97
Sale                            03/02/2005                275                    $34.53
Sale                            03/02/2005                200                    $34.85
Sale                            03/02/2005                100                    $34.89
Sale                            03/02/2005                200                    $34.77
Sale                            03/02/2005                100                    $34.76
Sale                            03/02/2005                100                    $34.64
Sale                            03/02/2005                200                    $34.49

TRANSACTION                     TRANSACTION
  TYPE                             DATE                 QUANTITY                PRICE ($)
Sale                            03/02/2005                 40                    $34.57
Sale                            03/02/2005                100                    $34.54
Sale                            03/02/2005                100                    $34.41
Sale                            03/02/2005                100                    $34.34
Sale                            03/02/2005                 52                    $34.31
Sale                            03/02/2005                100                    $34.33
Sale                            03/02/2005                100                    $34.49
Sale                            03/02/2005                100                    $33.74
Sale                            03/02/2005                100                    $33.62
Sale                            03/02/2005                100                    $33.57
Sale                            03/02/2005                100                    $33.52
Sale                            03/02/2005                100                    $33.49
Sale                            03/02/2005                 33                    $33.45
Sale                            03/02/2005                100                    $33.39
Sale                            03/02/2005                200                    $33.27
Sale                            03/02/2005                100                    $33.26
Sale                            03/02/2005                100                     $33.2
Sale                            03/02/2005                100                     $33.1
Sale                            03/02/2005                100                    $33.32
Sale                            03/02/2005                200                     $32.9
Sale                            03/02/2005                100                    $32.89
Sale                            03/02/2005                100                    $32.79
Sale                            03/02/2005                100                    $32.77
Sale                            03/02/2005                100                    $32.75
Sale                            03/02/2005                100                    $32.74
Sale                            03/02/2005                200                    $32.72
Sale                            03/02/2005                300                    $32.66
Sale                            03/02/2005                200                    $32.61
Sale                            03/02/2005                100                    $32.67
Sale                            03/02/2005                100                    $34.66


TRANSACTION                     TRANSACTION
  TYPE                             DATE                 QUANTITY                PRICE ($)
Sale                            03/02/2005                100                     $34.3
Sale                            03/02/2005                100                    $33.47
Sale                            03/02/2005                100                    $32.83
Sale                            03/02/2005                100                    $33.89
Sale                            03/08/2005                200                    $35.09
Sale                            03/08/2005                200                    $35.08
Sale                            03/08/2005                100                    $35.02
Sale                            03/08/2005                700                    $34.98
Sale                            03/08/2005                 17                    $35.03
Sale                            03/08/2005                100                    $35.01
Sale                            03/08/2005                 14                    $34.95
Sale                            03/08/2005                200                    $34.85
Sale                            03/08/2005                100                     $34.9
Sale                            03/08/2005                200                    $34.84
Sale                            03/08/2005                700                    $34.82
Sale                            03/08/2005                400                    $34.83
Sale                            03/08/2005                300                    $34.86
Sale                            03/08/2005                500                    $35.06
Sale                            03/08/2005                669                    $35.07
Sale                            03/08/2005                600                    $35.05
Sale                            03/09/2005                300                    $35.51
Sale                            03/09/2005                400                    $35.21
Sale                            03/09/2005                110                    $36.21
Sale                            03/09/2005                100                    $36.36
Sale                            03/09/2005                400                    $36.33
Sale                            03/09/2005                300                     $36.3
Sale                            03/09/2005                200                    $36.27
Sale                            03/09/2005                100                    $36.29
Sale                            03/09/2005                100                    $36.25
Sale                            03/09/2005                100                    $36.31

TRANSACTION                     TRANSACTION
  TYPE                             DATE                 QUANTITY                PRICE ($)
Sale                            03/09/2005                100                    $36.28
Sale                            03/09/2005                100                    $36.22
Sale                            03/09/2005                100                    $36.14
Sale                            03/09/2005                200                    $36.02
Sale                            03/09/2005                 50                    $35.99
Sale                            03/09/2005                140                    $36.04
Sale                            03/09/2005                300                    $36.06
Sale                            03/09/2005                100                    $36.07
Sale                            03/09/2005                100                     $36.2
Sale                            03/09/2005                200                    $36.09
Sale                            03/09/2005                200                    $36.04
Sale                            03/09/2005                100                    $35.83
Sale                            03/09/2005                100                    $35.85
Sale                            03/09/2005                100                    $35.78
Sale                            03/09/2005                100                    $35.53
Sale                            03/09/2005                200                    $35.55
Sale                            03/09/2005                100                    $35.13
Sale                            03/09/2005                200                     $36.4
Sale                            03/09/2005                100                    $36.18
Sale                            03/09/2005                200                    $35.14
Sale                            03/15/2005              420,000                   35.77

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

The 2004 Sales Plan is reflected in a document dated March 15, 2004 and executed by the Reporting Person and Goldman Sachs & Co., providing for sales of up to 10,000 Common Shares per week, up to a total of 520,000 Common Shares, commencing May 4, 2004 until and including May 2, 2005 and requiring as a condition to each sale a minimum sales price per share of $15.00 per share. Through the date hereof, the Reporting Person has sold a total of 450,000 Common Shares under the 2004 Sales Plan. A copy of the 2004 Sales Plan is attached as an exhibit to Amendment No. 7 to Schedule 13D dated May 11, 2004. The sale by Mr. Warshaw on March 15, 2005 of 420,000 Common Shares to the Company was effectuated as part of the Company's Common Share repurchase plan. The purchase price of $35.77 per share was negotiated by the parties and was based on a discount of $0.10 per share from the closing price of the Common Shares on March 14, 2005.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

N/A

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 17, 2005
-------------------------------------------------------------------------------

Signature:  /s/ Clive E. Warshaw
-------------------------------------------------------------------------------

Name/Title:  Clive E. Warshaw, Chairman